Exhibit 99.1

Riverbed Technology

First Quarter Preliminary Results Call

Date and Time:	Thursday, April 3, 2008 5:00 p.m. ET
Duration:	1 Hour
Speakers:	Riverbed Management

Nicole:

Ladies and Gentlemen thank you for standing by and welcome to the Riverbed Technology Preliminary Results conference call. During today’s presentation all parties will be in a listen only mode. Following the presentation the conference will be open for questions. If you have a question please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question please press the * followed by the 2. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, April 3rd 2008. I would now like to turn the conference over to Chris Danne of Investor Relations. Please go ahead, sir.

Chris:	Good afternoon, and thank you for joining us on today’s conference call to discuss Riverbed’s preliminary first quarter 2008 results. This call is also being broadcast live over the web and can be accessed in the “Investor Relations” section of Riverbed’s website at Riverbed.com for the next 30 days. With me on today’s call are Jerry Kennelly, Riverbed’s President and Chief Executive Officer, Randy Gottfried, Chief Financial Officer, and Eric Wolford, Senior Vice President of Marketing and Business Development. After the market closed today, Riverbed issued a press release. If you would like a copy of the release you can access it online at the company’s website.

We would like to remind you that during the course of this conference call Riverbed’s management will make forward-looking statements, including financial projections, statements as to plans and objectives of management for future operations, statements as to management’s belief regarding the potential size of the markets for their products, market growth characteristics and statements as to the Company’s future economic performance, financial condition, or results of operations, including statements regarding Riverbed’s expected revenues, earnings and cash flows, and statements regarding regional performance for the first quarter of 2008 and expected revenue performance for the second quarter of 2008. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “targets,” “estimates” and variations of these words and similar words are intended to identify forward-looking statements. These forward-looking statements are not historical facts but rather are based on Riverbed’s current expectations and beliefs and are based on information currently available to us. These forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially. Among these risks and uncertainties are adjustments that will be made as part of our quarterly closing process and a lengthening sales cycle that may further affect future operating periods. Other risks, uncertainties, and assumptions that could impact our forward-looking statements are detailed in the risk factors of our 10-K and subsequent reports filed with the SEC. By making these forward-looking statements Riverbed is not undertaking an obligation to provide updates in the future, and no one should assume that at a later date that today’s forward-looking statements are still valid. In addition, please note that any future product, feature or related specification that may be referenced in today’s call are for informational purposes only, and are not commitments to deliver any technology or enhancement. Riverbed reserves the right to modify future product plans at any time. Riverbed’s management will also be including non-GAAP financial measures in today’s call. Operating results for the first quarter 2008 that exclude the impact of stock-based compensation and stock-based payroll expenses will be used. These non-GAAP financial measures are provided to facilitate meaningful year over year and quarter over quarter comparisons. Please see the exhibit to Riverbed’s earnings press release issued earlier today for a reconciliation of these non-GAAP financial measures, the most directly comparable GAAP financial measures and an explanation of why these non-GAAP financial measures are useful and how they are used by management. Please note that because this conference call does not comply with the advanced notice requirement of SEC Regulation FD, we will be limited in our ability to answer questions at the conclusion of this call and we can not provide material information that is not disclosed in the press release we issued today or that is not otherwise disclosed to investors. With that said I’d now like to turn the call over to Riverbed’s Chairman, President and CEO, Jerry Kennelly.

Jerry:

Thank you, Chris. Good afternoon and thank you all for joining us on such short notice to discuss our preliminary first quarter results released earlier today. We currently expect Q1 revenue in the range of $72 to 73 million. In terms of earnings we expect breakeven GAAP results and positive non-GAAP EPS of approximately 8 to 10 cents a share. We are obviously disappointed by the results. In the first quarter we saw a number of larger transactions slip into Q2. We believe the key driver for those delays was general economic conditions, particularly in the U.S. Nonetheless during the quarter there were some encouraging signs. First, we clearly benefited from the broad-based demand for our solutions and a strong installed base of customers, who continue to purchase products. In Q1 we had no customer or channel partners that were more than 10% of revenues and we added new customers in a wide range of verticals, including government, manufacturing and transportation, among others. This lack of concentration is a very important part of the Riverbed story and allowed us to post 70% year-over-year revenue growth this quarter despite a much tougher economic environment. Geographically, we expect to report solid international results with the slowdown primarily impacting sales in North America. We believe our competitive win rate continued to be strong and we have seen no trend that deals are going away. While we will have further analysis when we report our quarterly results on April 24th, we are confident that our competitive position remains intact and it has been strengthened by the recent release of our version 5 upgrade at the end of Q1 and the continued interest in our Mobile product. Preliminary interest has been strong for our recently announced Riverbed Services Platform, and we should flesh out this product offering over the next 3 to 6 months with additional announcements coming. All these product developments should allow us to continue to win new customers even in a tougher economic environment and derive sales from our existing installed base. Based on these dynamics and a strong pipeline, we are targeting a return to sequential revenue growth in our seasonally stronger second quarter. Expense management will allow us to report solid non-GAAP profitability and strong positive cash flow for Q1. Moving forward, we will continue to invest in the business but we are also committed to delivering improved financial results and will strive to increase our operating margins throughout 2008. Overall, we will provide more detail on our outlook and revised guidance on our regularly scheduled April 24th conference call.

To summarize, we are disappointed with our Q1 preliminary results, but at the same time we continue to see a strong market for our products, new leads continue to come in, we continue to add new customers, and we believe that the long-term market potential is large. We are optimistic about our business and will work hard to continue to grow our company while closely managing our investments for the future. With that I will now open the call for questions. Nicole, our operator, will take your call.

Nicole:	Thank you. Ladies and gentlemen, at this time we will go ahead and conduct a question and answer session. If you have a question please press the * followed by the 1 on your telephone keypad. If you would like to decline from the queue you may do so at any time by pressing the * followed by the 2. If you are using the speaker equipment please lift the handset before making your selection. One moment please for our first question.

Our first question comes from the line of Cobb Sadler with Deutsche Bank. Please go ahead.

Cobb:	Thanks a lot guys, could you talk about the linearity of the quarter, so I guess, how did you feel knowing that only 50% of your business in the last month. How did you feel coming into March and the deal slipped kind of last minute. I guess a similar question would be can you talk about the book to bill for the quarter?

Jerry:	Yeah, Cobb, we are still looking at the linearity as we close the books, right now it seems to be in the normal range. You are right that the normal range is at roughly 50% in the last month and so frankly we were hopeful right up until the last days of the quarter. Very frankly, another 4 or 5 forecast deals in our pipeline and we would have made the number and we wouldn’t be having this call right now. So it really was, we really were hopeful right to the very end.

Cobb:	Okay, great. On the mobile Steelhead you talked about 8-10% of revenues exiting ’08. Is that, do you think that may have changed somewhat, if so how do you think that might impact your gross margins?

Jerry:

So in the 3 days we haven’t gotten to that detail of analysis, we can talk about that on April 24th. In fact just in general for everyone, we are still closing the books, we think we have the ranges here that are about right, but very detailed specific metrics and such we’ll be deferring to the April 24th call.

Cobb:	Okay and one last follow up on your option program would you consider maybe re-pricing some options for your top performers or is that something that you will look at later on or not? Thanks a lot.

Jerry:	Yeah, in terms of options, you know, we are concerned about keeping our employees’ heads in the game and we will take a look at something rational to keep the rank and file employees happy. We don’t contemplate ever doing anything for officers or directors. But for rank and file employees we have our options open there.

Nicole:	Thank you. Our next question comes from the line of Ryan Hutchinson with Lazard Capital Markets. Please go ahead.

Ryan:	Hi Jerry, I guess the question here is: what gives you the confidence this is macro related and not at least partly a result of the competitive forces that we are seeing in the market. You look at the recent industry data, it looks like Cisco is starting to gain some share here and it is really becoming a three horse race between you, Blue Coat and Cisco. So maybe if you could just speak to that and then the second question is: just on the op-ex side, your plans for the rest of the year, I know you highlighted in the prepared remarks but just a sense of where that 25% operating margin target at year end stands now — is that off the table? And that’s it for me, thanks.

Jerry:	Yeah. So first on the competitive, I will say a few comments on that and I’ll ask Eric to pipe in because he has been going through the results in more detail. But in general the competitive landscape has not changed. There is a 3 horse race, it is Riverbed, Cisco and Juniper. Blue Coat is not in the top three, by our metrics. You know, the reason we have been confident about growth in Q2 goes back to, remember Q2 is our seasonably stronger quarter in general. It always has been. The size of the pipeline we have going into Q2 is considerably larger than what we had coming into Q1. We did a lot of sales effort in Q1 that has created some pent up demand that we think will roll over, and frankly, believe it or not, there is something encouraging in the Q1 results, which is that there was not a collapse of our sales. There was not a collapse of our market. You know, we had a miss of inches and feet, not a miss of miles, we were just really a handful of deals away from making the number and so there is a solid core to this business. You know, we added hundreds of new customers during the quarter so the competitive win rate was solid in that and Eric, I don’t know if you want to add to that.

Eric:	Yeah. Ryan this is Eric. Yeah, two other things I will just first echo what Jerry was saying. First, although we have more scrubbing and more detailed data analysis to do and we will do for the earnings call, the preliminary results on competitive win rate look the same as they have looked in the past. And the nature of our competition continues to be Cisco and Juniper in terms of who we compete most with so that is point one. And then point number two, is we have conducted some good bottoms up analysis of deals, and deals that slipped and deals that were pushed out and what happened and what drove them and the number one factor in driving the delayed purchases was the deal went up to the CFO, the deal went up to the financial approver and there was hesitation and particularly, as Jerry mentioned in his remarks, on larger deals. Seems like smaller deals were going through at a regular pace but larger deals were being delayed, out of fear. So those two things tend to support Jerry’s comment.

Randy:	The second part of your question was on longer term operating margin targets. We’re going to update our guidance at the April 24th call and we can talk more at that point.

Nicole:	Thank you. Our next question comes from the line of Paul Mansky, with Citi. Please go ahead.

Paul:	Yeah, a couple quick questions. I understand that you are going to be updating your operating margin targets, and in the prepared remarks you mentioned expense management. So can you maybe revisit the last quarter’s discussion related to headcount growth during the course of the year. Give us an idea of how many heads you added this quarter and how we should be thinking about that for the next several.

Jerry:

Yeah, so we added robustly to the capacity of the Company in the fourth quarter and very early in the first quarter, such that I think we have pretty much the staffing we need for good Q2 success right now. Frankly, when we did our Q4 earnings call the reaction we got from all the sell-side analysts and from our investors was that we should be more cautious. Guess what? We listened to you guys and we took a lesson from that. So we have been cautious and we have been prudent and I think we have done a good job this quarter. Hope you will see that in the results on the 24th. If anything, if we did anything when we gave guidance last time we probably underestimated the macro impact of what’s going on. So we are fast learners, we have learned that lesson and we will roll that into both our actual spending and our thoughts on guidance going forward and we will talk about that on the 24th.

Paul:	And just also kind of following up on some of the prior questions and comments, you mentioned a couple highlight verticals of new customers. Can you talk to us about where you saw any concentration with respect to the weakness, or the disappointment.

Jerry:	You know, it is still early for that, we have such a broad non-concentrated vertical story that as far as we can tell that continues to be true. There is a point or two or three at most, switching from one to another. But no dramatic changes, frankly.

Paul:	Okay, and just to clarify – you are going to hold headcount essentially flat for Q2.

Jerry:	Uh, I didn’t say that. I think we will still grow but we will probably, we will grow prudently. You know, we will look for big hits on productivity, but we won’t grow robustly, put it that way.

Paul:	Great. Thank you very much.

Nicole:	Thank you. Our next question comes from the line of Samuel Wilson with JMP Securities. Please go ahead.

Samuel:	Hey Jerry. Uh, just a, two very small questions. First, you implied that 4 to 5 deals were sort of the make-or-break, and you were looking at around $80 million in revenue for the quarter. That works out to about a million and a half dollars per deal. Is that sort of what happened – these really large mega-sized deals are the ones that got pushed out at the end of the quarter?

Jerry:	That’s exactly what happened.

Samuel:	And then have any of those deals, since there’s only 4 or 5 of them, have any of those deals either gone away, been given away competitively to somebody else, or are they just sort of in purgatory right now?

Jerry:	So, if there’s a body of them, you know – it would have been 4 or 5 out of a body, of a larger body than that. They have not gone away. They’re still live deals in our funnel, and we expect at least some of those specific ones to come in in Q2. You know, we don’t have a crystal ball, but, we’re told – we’re chosen, they’re funded, and we expect to bring them in in Q2.

Samuel:	Got it. And just one last comment, one last question, sorry. In your commentary you mentioned sort of new product introductions. Just to get your general color on new products and the introduction – was the miss resulting from new products not performing as expected, or was this just run-of-the-mill products that – I don’t want to say, older, because that’s not the right term, but the older products not performing as expected.

Jerry:	No, not at all. I’ll let Eric take that, but across the board, our product offering was in the market for almost the entire quarter.

Eric:	Yeah, Sam. This is Eric. Yeah, the problems were across every product equally affected. It was general, it wasn’t identified on any one product area.

Samuel:	Got it, okay. Thank you very much, gentlemen.

Eric:	Yep.

Randy:	Thanks.

Nicole:	Thank you. Our next question comes from the line of Rohit Chopra with Wedbush. Please go ahead.

Rohit:	Ah. Worse than most people say it. I had a couple of questions.

Jerry:	What is the proper way? Just for everyone’s benefit.

Rohit:	Rohit Chopra.

Jerry:	Rohit, all right, Rohit.

Rohit:	There you go. Can I just want to get a sense of pricing in the quarter. I know you talked a little bit about competition. But was there anything that was abnormal, if you could sort of enlighten us there? And then, give us a sense of new versus old customers, or existing customers doing the upgrades. Was it still the same mix in the revenues that did come in? And maybe talk a little bit about the deals that flipped? Is that the same mix, like, are they new, old, that type of thing.

Last thing, I just wanted to – I still don’t understand how you have confidence about Q2. I still – maybe you can just enlighten me there, because I don’t understand how, if a deal slips, that you have some type of surety that more deals won’t slip in Q2 and go to Q3. I’m just trying to get a sense of that, and maybe you know a little bit more about what’s happening.

Eric:	Yeah, sure, I’ll take Part 1, and I’ll let Jerry or Randy handle Part 2. This is Eric. For part 1, we have looked a bit at new versus old, and the patterns that we see for revenues, and in new opportunities, is very similar to what we’ve seen traditionally, in terms of how much revenue comes from new, how much revenue comes from old, it’s within historical trends, historical norms. And I would say the same thing is true for discounting, that the historical trends continue to be very similar. So it seemed to be across-the-board, new, old. The one thing that I said before, and what I will continue to say, is that it does seem to be it affected larger deals much more so than smaller deals. And so it seems like that’s what caused some more of the hesitation.

Jerry:	So, in terms of confidence, we don’t have a crystal ball, but we’ve been scurrying around here, checking into things. And I look at my sales pipeline, detailed customer by customer, deal by deal, on

April 1st, it’s literally 40% larger than the same pipeline I had on January 1st going into Q1. So, Q2 has always been seasonally stronger for us, there’s been sales development going on by the salesforce building up their customers. Our customer base is 70 million bigger life-to-date than it was a quarter ago. I have more reps than I had a quarter ago. My reps are more experienced than they were –everything I have to sell is bigger, better, and more today than it was 3 months ago. And, I think that adds up to a sequentially, sequential increase in revenue.

Rohit:	I appreciate the answer. Thank you.

Nicole:	Thank you. Our next question comes from the line of Bill Choi with Jefferies. Please go ahead.

Bill:	Thanks. International was strong for you, but wondering if you’ve been seeing any signs of elongation in sales cycle there, either, you know, small, large, deals. And also, if Europe continues to stay higher than I imagine it would be primarily for international growth. Has your comments about controlling expenses changed your mentality on hiring in the international markets?

Jerry:	I can’t answer those two – so basically, the next 2 weeks before our next call, I’m going out with our VP of Worldwide Sales. I’ll be in Europe most of next week, meeting with the sales force doing the Q2 kickoff and the Q1 postmortem, meeting with customers, and then I’ll be doing the same thing in the U.S. the following week on the East Coast and the Midwest. So, I’ll be better prepared to address those issues when I get to the April 24th call. International was good. Europe was particularly strong, and we put heads where they pay off. And if you have a robust selling market and you put a good sales guy there, it’s like money in the bank. So, it’s not a place I would think of cutting back.

Eric:	Sales cycles seem to have been more impacted in the U.S. than in Europe.

Nicole:	Thank you. Our next question comes from the line of Jason Ader with Thomas Weisel Partners. Please go ahead.

Jason:	Yes, I was wondering if, because this is a new space, WAN optimization is still kind of early in its adoption cycle, in its adoption curve. Do you think it’s being seen as somewhat discretionary by these companies, these CFOs, and that’s why you’re seeing some of the large deals have trouble closing?

Jerry:	We asked ourselves that question, Jason. We don’t come up with that answer because we did hundreds and hundreds and hundreds of transactions. We added hundreds of new customers, we produced a revenue number that was just shy of the highest revenue we’ve ever done – I’m not trying to whitewash it, and there was never a sense that people didn’t consider this a key thing that they’re going to buy – I think if this was anything less than an important technology for companies, you would have seen revenue around 50 or 60 million, frankly. So, the empirical we got out of this quarter was that WDS is important, it’s got to be more than a “nice- to-have” for people.

Jason:	So the 4 or 5 forecast deals that you mentioned, can you tell us what verticals those were in? Was there any specific vertical that kind of stands out?

Jerry:	You know, I can’t really answer that coherently. What I can tell you is that the early look we’ve taken at our vertical results is that, they’re all roughly within the range at this historical sameness.

Eric:	And Jason, the bigger deals are distributed. They’re not concentrated in any one particular vertical.

Jason:	And then, the last question – thank you – and the last question is, the pipeline being 40% larger – I mean, that’s a massive increase in pipeline –

Jerry:	Yes.

Jason:	– it sort of does, you know, it doesn’t, doesn’t compute, that the pipeline would be getting that much larger, and yet you wouldn’t be able to grow the business sequentially from Q4 to Q1. What do you think is the catalyst for having the pipeline be 40% larger? Is it the number of sales reps, the sales reps are more experienced, and the channel’s more experienced, so they’re able to source deals more? How do you explain that discrepancy?

Eric:	This is Eric, Jason. I share with you the question, because I have observed in looking at the data that there is an increasing number of opportunities coming in, and an increasing value of those opportunities coming in. And obviously, with our results that we’re announcing here, there wasn’t as much coming out. And so, after doing a fair amount of bottoms-up checking, it does seem like it is all very real, that we have to, as was mentioned before, include in our forecasting a factor for the macro-economic situation. So, it is good that the funnel, that people are spending time pursuing and chasing Wide Area Data Services. The business for Wide Area Data Services and the engagements are incredibly active. We have to dig into, in forecasting, the closing, the coming out of the funnel part, which there has been hesitance at that last step of signing. And so that’s the bit we’re going to have –

Jason:	That kind of brings you back to the first question I asked. It’s maybe, I mean, and I don’t want to put words in your mouth, but maybe it’s the fact that this is a new space, and maybe the sales cycle is getting longer is somewhat magnified because it’s a new space, versus there’s nothing like a switch which, maybe a sales cycle lengthens, but it doesn’t lengthen that much, in a weaker environment. Is that a possibility at least?

Eric:	Yeah, a fair possibility. Definitely worth digging into to figure that out. Definitely a possibility.

Jason:	Okay. Thanks, guys.

Nicole:	Thank you. Our next question comes from the line of Scott Zeller with Needham & Co. Please go ahead.

Scott:	Hi. Regarding the deals, could you tell us, did you see a number of larger deals being scoped down in size, but then getting through? Is there a general trend towards scoping down the larger to smaller purchases.

Eric:	This is Eric again. Yeah, I can’t say that we see a trend. But we do have more data to analyze, so I might come back to you with something different in 3 weeks. But I can’t say we see a trend. We know of cases where that was the case, definitely, where people did downsize them. “Trend” would be too strong at this point.

Scott:	Okay, thank you.

Nicole:	Thank you. Our next question comes from the line of Saud Masud with UBS. Please go ahead.

Saud:	Thank you. Thank you very much. Can you guys just comment about some of the positives in the quarter, and how you’ve been able to get to the table more often? I think that’s been a bigger concern in the past, where you’ve lacked distribution to show up at some of these RFPs. And despite that, what are some of the challenges that you faced, you talked about, doing some stripping away, which I’m assuming it’s for, for pretty much everybody, and not just Riverbed. Can you just maybe provide some color around getting to the table and what are some of the trends you’ve seen?

Jerry:

Saud, this is Jerry. So we continue, the initiatives we’ve talked about, of extending our development of service providers, big global international service providers as a channel for Riverbed. And we brought on a head of service provider sales a month ago. He’s joined the pre-existing team, and we have a big push in Asia, in Europe and the U.S. to develop those relationships, and take them some sort of one-off deals to standard price list type deals. We’re doing the same thing in the world of the global service providers –

Eric:	Systems integrators.

Jerry:	I’m sorry, systems integrators, pushing that part of it. The head count hire we did do was, we did a fair amount of sales and marketing hiring between fourth quarter and early in the first quarter, that I think will go a long ways to do that. We’re pushing partnerships, the Riverbed Technology Alliance, people interested in being part of the Riverbed Services Platform, we’re taking part in all the industry events, we’re marketing the best we can, and then we’re – it’s a rare, it will start to be quite rare that a large opportunity at a big company that Riverbed wouldn’t at least be contacted or involved in the larger opportunities out there.

Saud:	Okay. I have just a quick follow-up. I mean, your VAR recruitment programs in a soft market, do you think that you can afford to maybe scale them back, and probably risk sort of future growth potential? Or is that something that you’d rather move aggressively and try to position yourself better coming out on an upturn?

Jerry:	A quality VAR is always welcome at Riverbed. Not only are they welcome, but we do spend money on developing their technical capabilities, to get them the training, to get them the marketing materials, and that’s our bread-and-butter way we win business. So –

Eric:	Yeah, a huge part of the leverage that we anticipate and are betting on definitely comes from our channel partnerships. So it’s not just in recruiting new VARs, it’s also in making the existing VAR relationships you have more productive. And getting more of their sales folks trained, up to speed, active, competent– so in aggregate more distribution, yes. But sometimes it’s more from your existing VARs as well as more VARs.

Saud:	And just – lastly, can you share what the total number of VARs that you have in the quarter?

Randy:	The last published number was over 500 channel partners. If there’s a change to that broad number, we’ll update that on the 24th.

Saud:	Okay. Thank you very much, guys.

Nicole:	Thank you. Ladies and gentlemen, we have time for one final question. And it comes from the line of Jess Lubert with Banc of America Securities. Please go ahead.

Jess:	Good afternoon, guys. Can you talk a little bit about the close rate assumptions you’re factoring into your commentary regarding Q2 being up sequentially? And, assuming that the 4 to 5 deals that slipped out of this quarter don’t close next quarter, do you still think that we should be looking for sequential growth?

Jerry:	You know, we think the size of the opportunity we have, the strength of the sales organization we have to go over it, after it, is enough to get us to a sequential increase, regardless of any specific deal. And so that’s, I think – if you match up our ability to book business against the amount of business that’s there, I feel very confident about Q2.

Eric:	The other thing that gives us some confidence, and if you’ve tracked us for awhile you’ll know that Q2’s a seasonally good quarter for Riverbed and so that is something else that will contribute to our forecasts.

Jess:	So, even if that $10 million worth of deals that slipped out of the quarter completely go away, we should be thinking that the June quarter will be up sequentially.

Jerry:	That’s one way to look at it.

Jess:	And then just in terms of the linearity overseas, can you talk about that? There’s clearly some fears that the macro issues impacting the North American environment could have an impact over there. Have you started seeing any of that, and maybe just walk us through how business trended from January to February, and February to March, on the international front? Thank you.

Jerry:	Why don’t you re-ask us that question in 2 weeks? We’ll have a more robust answer for you. In general, what we can say right now, without punting, is that linearity was similar.

Jess:	Okay. All right, thanks, guys.

Jerry:	Okay. Well, thank you very much everyone. We appreciate your interest and sorry we had to have this call, but we’re not downcast, we’ve proven there’s a business there, we had robust year-over-year growth, and we’re going for it the rest of the year.

Nicole:	Thank you, ladies and gentlemen. That does conclude our conference for today. If you would like to listen to a replay of today’s teleconference, you may do so by dialing 303-590-3000, and entering the passcode number of 11112131. You may also dial 1-800-405-2236. Those telephone numbers again are 303-590-3000, and 1-800-405-2236, and entering the passcode number of 11112131. Ladies and gentlemen, thank you for using ACT, you may now disconnect.